Exhibit (d)(2)
STOCK OPTION AGREEMENT
ENTERED INTO AS OF ...

BETWEEN:	ACE AVIATION HOLDINGS INC., a corporation governed by the Canada Business Corporations Act having its registered office at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2

(herein referred to as “ACE” or the “Company”);

AND:	XXX

XXX

(herein referred to as the “Optionee”);
THE PARTIES HERETO AGREE AS FOLLOWS:
1.	Grant of Options

Pursuant to the “Stock Option Plan” (the “Plan”) set up by ACE for its officers and certain of its employees, ACE has granted to the Optionee, who has accepted, the options (the “Options”) to acquire the Common Shares (as such term is defined below) in the capital of ACE set forth in Schedule A attached hereto and having the terms and conditions set forth in Schedule A and in this Stock Option Agreement. This Stock Option Agreement may cover separate grants of Options made on different dates by providing for the specific terms of each grant and the related vesting schedule in Schedule A. The Company and the Optionee shall confirm their approval of each such grant by signing at the indicated location under the description of each grant in Schedule A.

The Options shall be subject to the terms and conditions of the Plan, which are incorporated herein by reference. Unless otherwise defined herein, defined terms shall have the meaning ascribed to them in the Plan.

“Common Shares” means (i) the Class A variable voting shares of ACE when the Optionee is not a Canadian within the meaning of the Canada Transportation Act, and

(ii) the Class B voting shares of ACE when the Optionee is a Canadian within the meaning of the Canada Transportation Act, as the case may be.
2.	Exercise of Options

In principle, 50% of the Options are exercisable based on time and 50% based on performance targets established by the Company. Your options will be vested based on the vesting schedule(s) set forth in Schedule A.

All performance based Options will be approved by the Board following their approval of the year’s financial performance (net income) and all Options must be exercised within the open periods as advised by the Corporate Secretary.
3.	Method of Exercise of Options

Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in paragraph 2 hereinabove) by the Optionee (or his personal representatives or legatees) through the electronic platform of Solium Capital or such other third party as may be appointed by the Company. The electronic platform of Solium Capital or such other third party, as the case may be, will contain a subscription notice including all of the provisions of the Declaration of Residency.

In the event that the Optionee wishes to sell the Common Shares to which the exercised Options relate, and so advises in the exercise notice, the Company will effect such disposition as the Optionee’s agent, and will send a cheque representing the value (proceeds of sale less the exercise price of such option) less any applicable administration fees. Option exercises will be reported at year end on the Optionee’s T4, if applicable, and taxes may be withheld in respect of Option exercises.

In the event of a purchase, the notice shall be accompanied by full payment, by cash, cheque or bank draft of the purchase price for the number of Common Shares specified therein. Upon such exercise of the Option, ACE shall forthwith cause the transfer agent and registrar of ACE to deliver to the Optionee (or his personal representatives or legatees) a certificate in the name of the Optionee (or his personal representatives or legatees) representing in the aggregate such number of Common Shares as the Optionee (or his personal representatives or legatees) shall have then acquired.

The Optionee who so acquires Common Shares assumes and shall have full responsibility for filing such insider and other reports as may be required by applicable regulatory authorities.
4.	Effect of Termination of Employment or Death
4.1.	Upon the Optionee’s employment being terminated for “gross misconduct”, any Option or the unexercised portion thereof granted to the Optionee shall terminate forthwith upon notice being given to the Optionee. For the purposes of the Plan and of this Stock Option Agreement, the determination by ACE or by a Subsidiary (as such term is defined in the Plan) that the Optionee was discharged for “gross misconduct” shall be binding on the Optionee.

4.2.	If the Optionee dies while employed by ACE or a Subsidiary, any Option or unexercised part thereof granted to the Optionee may be exercised by the person to whom the Option is transferred by will or the laws of descent and distribution for that number of Common Shares only which the Optionee was entitled to acquire under the Option pursuant to Section 2 hereof at the time of the Optionee’s death. Such Option shall only be exercisable within one (1) year after the Optionee’s death or prior to the expiration of the original term of the Option, whichever occurs earlier.

4.3.	Upon the Optionee’s employment with ACE or a Subsidiary being terminated by reason of injury or disability, any Option or unexercised part thereof granted to the Optionee may be exercised by the Optionee as the rights to exercise accrue. Such Option shall only be exercisable within three (3) years after such cessation or prior to the expiration of the original term of the Option, whichever occurs earlier.

4.4.	Upon the retirement of the Optionee, any Option or unexercised part thereof granted to the Optionee may be exercised by the Optionee as the rights to exercise accrue. Such Option shall be exercisable within three (3) years after such retirement or prior to the expiration of the original term of the Option, whichever occurs earlier.

4.5.	Upon notice of termination of employment being given by or to the Optionee (except in the case of transfer from ACE to a Subsidiary, from a Subsidiary to another Subsidiary or from a Subsidiary to ACE) otherwise than (i) for cause (see Section 4.1 hereof), (ii) by reason of death (see Section 4.2 hereof), (iii) by reason of injury or disability (see Section 4.3 hereof), (iv) upon retirement (see Section 4.4 hereof), any Option or unexercised part thereof granted to the Optionee may be exercised by the Optionee for that number of Common Shares only which the Optionee was entitled to acquire under the Option pursuant to Section 2 hereof at the time of such termination or cessation. Such Option shall be exercisable for a period of thirty (30) days after a notice of termination of employment has been given or such cessation has occurred, to the extent that such Option is otherwise exercisable under the terms of the original grant or prior to the expiration of the original term of the Option, whichever occurs earlier.

4.6.	Upon the Optionee ceasing to be an Eligible Optionee (as such term is defined in the Plan) (except in cases provided for in Section 4.1 to Section 4.5 hereof), any Option or unexercised part thereof granted to the Optionee may be exercised by the Optionee for that number of Common Shares only which the Optionee was entitled to acquire under the Option pursuant to Section 2 hereof at the time of such cessation. Such Option shall be exercisable within ninety (90) days after such cessation or prior to the expiration of the original term of the Option, whichever occurs earlier.

4.7.	Except as otherwise agreed by the Company and the Optionee, upon the Optionee electing a voluntary leave of absence, any Option or unexercised part thereof granted to the Optionee may be exercised by the Optionee as the rights to exercise accrue. Such Option shall only be exercisable within one (1) year after the commencement of such leave of absence or prior to the expiration of the original term of the Option, whichever occurs earlier.
5.	Adjustment to Common Shares Subject to Outstanding Options
5.1.	In the event of any subdivision of the Common Shares into a greater number of Common Shares at any time after the grant of an Option to a Participant and prior to the expiration of the term of such Option, the Company shall deliver to such Participant at the time of any subsequent exercise of such Option in accordance with the terms hereof in lieu of the number of Common Shares to which such Participant was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Common Shares to which such Participant was theretofore entitled upon such exercise.

5.2.	In the event of any consolidation of Common Shares into a lesser number of Common Shares at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Company shall deliver to such Participant at the time of any subsequent exercise of such Option in accordance with the terms hereof in lieu of the number of Common Shares to which such Participant was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Common Shares to which such Participant was theretofore entitled upon such exercise.

5.3.	If at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Common Shares shall be reclassified, reorganised or otherwise changed, otherwise than as specified in Section 5.1 and Section 5.2 hereof or, subject to the provisions of Section 10.1.1 of the Plan, the Company shall consolidate, merge or amalgamate with or into another company (the company resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Company”), the Participant shall be entitled to receive upon the subsequent exercise of such Option in accordance with the terms hereof and shall accept in lieu of the number of Common Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Company or the Successor Company (as the case may be) or other consideration from the Company or the Successor Company (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 10.1.1 of the Plan, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Common Shares to which such Participant was immediately theretofore entitled upon such exercise.

5.4.	If, at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Company shall make a distribution to all holders of Common Shares of shares or other securities in the capital of the Company, of cash, evidences of indebtedness or other assets of the Company (excluding a regular ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Company or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Company effect any transaction or change having a similar effect, then the Option Price and the number of Common Shares to which the Participant is entitled upon exercise shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participant’s economic rights in respect of their Options in connection with such distribution, transaction or change.
6.	Non-assignability of Option Rights

Each Option granted hereunder is personal to the Optionee and shall not be assignable or transferable by the Optionee, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Optionee. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered.
7.	Miscellaneous
7.1.	This agreement may be executed by any one or more of the parties hereto and in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This agreement may be executed by telecopier and any such signature shall be valid and binding.

7.2.	The parties hereto have declared they have requested that this agreement and all other contracts, documents and certificates related hereto be in the English language. Les parties aux présentes confirment leur volonté expresse que cette convention et tout contrat, avis ou autre document s’y rattachant, ait été et soit rédigé en anglais.

7.3.	This Agreement shall replace any previous Stock Option Agreement entered into between the Company and the Optionee with respect to the Options described in Schedule A attached hereto.

7.4.	In the Plan and in this agreement, words importing the singular include the plural and words importing gender include the other.
IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

By:	ACE AVIATION HOLDINGS INC.

By:

Name of Optionee:

Signature Date

SCHEDULE A
1. Grant of ● Options on , ●200●
On ●, 200●, the Company granted to the Optionee ● Options at an exercise price of $● per Common Share with a term of seven (7) years.
The Board approved the vesting of the Options that were granted on ●, 200●, as follows:

Vesting on	Options vested	Criteria
●, 200●	●%	Time based

●, 200●	●%	Performance based on 200● results

●, 200●	●%	Time based

●, 200●	●%	Performance based on 200● results

●, 200●	●%	Time based

●, 200●	●%	Performance based on 200● results

●, 200●	●%	Time based

●, 200●	●%	Performance based on 200● results
ACE AVIATION HOLDINGS INC.

Name:

Signature Date